EXHIBIT 99.1

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES 2003 THIRD QUARTER RESULTS

Lake Mary, Florida, October 23, 2003 - Bairnco Corporation (NYSE-BZ) today reported reduced sales and net income for the third quarter of 2003 as compared to the same period last year.  Sales were down 2.5% to $37,295,000, net income decreased 45.6% to $590,000 and diluted earnings per share decreased to $.08 from $.15 last year. Net income was reduced due to lower sales and production volumes and the continuing costs associated with the new industrial plant consolidation and startup. Debt was reduced by $2.4 million in the third quarter of 2003 as a result of strong cash generation from operating activities.

The consolidation of the industrial engineered coated product’s businesses in a new leased facility in San Antonio, Texas, continued to make good progress in the third quarter. For the third quarter approximately $0.5 million of consolidation and startup expenses were incurred plus $0.2 million of capital expenditures were made in connection with the plan. Year to date consolidation and startup expenses were approximately $1.1 million plus $2.0 million of capital expenditures.

Performance

Sales in the third quarter 2003 were $37,295,000, a decrease of 2.5% from $38,252,000 in 2002. Arlon's sales decreased 5.3% from last year due primarily to the continued weakness in its electronics and wireless telecommunications markets. Kasco's sales increased 6.9% as compared to the third quarter last year. The increase was due primarily to the increase in Kasco’s North American sales from strong service, repair and equipment sales. The positive impact on Kasco’s operating results from the currency translation effect of the weakened US dollar versus the British Pound and the Euro was offset by the unfavorable impact on meat consumption of an unseasonably hot European summer.

Gross profit decreased 9.1% to $10,385,000 from $11,428,000 due to lower sales, reduced production volumes and the $0.5 million of consolidation and startup expenses of Arlon’s industrial engineered coated products businesses. The gross profit margin as a percent of sales decreased to 27.8% from 29.9%.

Selling and administrative expenses decreased 3.0% to $9,325,000 from $9,616,000 as expenses were reduced in light of lower sales.  As a percent of sales, selling and administrative expenses decreased slightly to 25.0% from 25.1%.

Net interest expense decreased to $205,000 in 2003 as compared to $241,000 in 2002 due to lower average interest rates in the third quarter 2003 versus 2002.

Net income decreased 45.6% to $590,000 as compared to $1,084,000 in the third quarter of 2002.  Diluted earnings per common share decreased to $.08 from $.15. No shares were repurchased on the open market during the third quarter of 2003.

Sales for the first nine months of 2003 decreased 0.8% to $115,561,000 from $116,501,000 in 2002.  Arlon’s sales were down 4.2% in 2003 with reduced sales to its electronics, wireless telecommunications and graphics markets. Kasco’s sales increased 10.7% as its North American sales improved in the third quarter and the positive impact on Kasco’s foreign sales of the currency translation effect of the weakened US dollar versus the British Pound and the Euro. Gross profit decreased 5.5% to $32,444,000 from $34,336,000 due primarily to reduced Arlon sales, the impact of lower production volumes and $1.1 million of consolidation and startup expenses associated with Arlon’s industrial engineered coated product’s businesses. Selling and administrative expenses decreased from $29,211,000 to $28,881,000, which includes costs for new engineering and development hires related to the new industrial engineered coated product’s facility in San Antonio, Texas.  Net income decreased to $2,060,000 from $2,989,000 and diluted earnings per share decreased to $.28 from $.41 in 2002.

“Safe Harbor” Statement under the Private Securities Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as the general level of economic activity, inflation or fluctuations in interest or foreign exchange rates; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the market demand and acceptance of the Corporation’s existing and new products; changes in the pricing of the products of the Corporation or its competitors; the impact of competitive products; changes in the product mix; the loss of a significant customer or supplier; disruptions in operations due to labor disputes; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Engineered Materials and Components segment) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Lawrence C. Maingot, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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Comparative Results of Operations  (Unaudited)

	Quarter Ended		Nine Months Ended
Condensed Income Statements	Oct 4, 2003	Sep 28, 2002	Oct 4, 2003	Sep 28, 2002
Net sales	$37,295,000	$38,252,000	$115,561,000	$116,501,000
Cost of sales	26,910,000	26,824,000	83,117,000	82,165,000
Gross profit	10,385,000	11,428,000	32,444,000	34,336,000
Selling and administrative expenses	9,325,000	9,616,000	28,881,000	29,211,000
Operating profit	1,060,000	1,812,000	3,563,000	5,125,000
Interest expense, net	205,000	241,000	578,000	793,000
Income before income taxes	855,000	1,571,000	2,985,000	4,332,000
Provision for income taxes	265,000	487,000	925,000	1,343,000
Net income	$ 590,000	$ 1,084,000	$ 2,060,000	$ 2,989,000
Basic Earnings per Share of Common Stock	$ 0.08	$ 0.15	$ 0.28	$ 0.41
Diluted Earnings per Share of Common Stock	$ 0.08	$ 0.15	$ 0.28	$ 0.41

Diluted Average Common Shares	7,517,000	7,343,000	7,432,000	7,337,000

Condensed Balance Sheets	Oct 4, 2003	Dec 31, 2002
ASSETS

Cash	$ 874,000	$ 705,000
Accounts receivable, net	23,222,000	22,732,000
Inventories	25,771,000	24,882,000
Other current assets	7,407,000	8,689,000
Total current assets	57,274,000	57,008,000
Plant and equipment, net	37,049,000	37,468,000
Cost in excess of net assets of purchased businesses	14,183,000	13,276,000
Other assets	6,854,000	7,832,000
Total	$ 115,360,000	$115,584,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 1,389,000	$ 1,200,000
Current maturities of long-term debt	3,350,000	7,000,000
Accounts payable	10,189,000	9,855,000
Accrued expenses	12,456,000	15,103,000
Total current liabilities	27,384,000	33,158,000
Long-term debt	24,810,000	19,547,000
Other liabilities	9,840,000	11,363,000
Stockholders’ investment	53,326,000	51,516,000
Total	$ 115,360,000	$115,584,000

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